April 4, 2018

Dear Mina:
This letter sets forth the substance of the separation/consulting agreement (the “Agreement”) that Sunrun Inc. (the “Company”) is offering to you.
1.SEPARATION. You are hereby resigning from the Company effective as of April 6, 2018 (the “Separation Date”).
2.ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation/paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
3.HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA.
4.CONSULTING AGREEMENT. If you timely sign this Agreement and allow it to become effective, then the Company will engage you as a consultant under the terms set forth below.
5.Consulting Period. You will serve as a consultant to the Company beginning on April 7, 2018 and ending on July 2, 2018 (the “Consulting Period”), unless terminated earlier pursuant to Section 4.h.
6.Consulting Services. As a consultant, you will be responsible for assisting the Company in any area of your expertise, as reasonably requested by the Company (the “Consulting Services”). You will conduct the Consulting Services at a location of your choosing. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You will not receive any cash consulting fees for the Consulting Services.

595 Market Street, 29th Floor • San Francisco, CA 94105

7.Equity. During your employment with the Company, you were granted restricted stock units and options to purchase shares of the Company’s common stock. During the Consulting Period, the vesting on these restricted stock unit awards and options will remain unchanged, and will continue to vest as set forth in the governing equity agreements. Subject to approval by the Company’s Board of Directors, as an additional benefit to you under this Agreement, the Company agrees that you will have until the 15 month anniversary of the Separation Date to exercise your shares subject to the options that have vested up until your Separation Date (the “Extended Exercise Period”). You acknowledge that this extension is a modification of any option that qualifies as an incentive stock option within the meaning of 424 of the IRS Code, which could result in any such option immediately becoming a nonstatutory stock option, and if such conversion does not happen immediately upon amendment, any incentive stock options will convert to nonstatutory stock options three months and one day after the Separation Date. Except for this Extended Exercise Period, the restricted stock unit awards and options shall continue to be governed in all respects by the governing plan documents and agreements. You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of the options.
8.Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.
9.Protection of Information. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company. Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.
10.Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with the prior written consent of the Company’s Chief Executive Officer.
11.Standards of Conduct. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company.
12.Termination of Consulting Period. Either you or the Company may terminate the Consulting Period, at any time and for any reason, upon thirty (30) days written notice to the other party. Upon termination of the Consulting Period by either party, the Company will have no further obligations to you.

595 Market Street, 29th Floor • San Francisco, CA 94105

13.OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further expressly acknowledge and agree that you are not entitled to any severance benefits from the Company, whether under an employment agreement, offer letter, or otherwise.
14.EXPENSE REIMBURSEMENTS. You agree that, no later than July 12, 2018, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date and during the Consulting Period, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
15.RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that you are permitted to retain any Company property that is necessary for the performance of the Consulting Services and that you agree to return such Company property at the conclusion of the Consulting Period. Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.
16.PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under your Employee Confidentiality, Inventions Assignment and Arbitration Agreement.
17.NONDISPARAGEMENT. Subject to Section 11.d. governing Protected Activity, you agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.
18.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

595 Market Street, 29th Floor • San Francisco, CA 94105

19.RELEASE OF CLAIMS.
20.General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.
21.Scope of Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act (as amended) or the Age Discrimination in Employment Act (“ADEA”).
22.Excluded Claims. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims: (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights that cannot be waived as a matter of law; or (iii) any claims arising from the breach of this Agreement.

595 Market Street, 29th Floor • San Francisco, CA 94105

23.Protected Rights. You understand that nothing in this Agreement shall in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including but not limited to the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Continuing Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Continuing Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, You are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
24.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, that the consideration given for the waiver and release herein is in addition to anything of value to which you are already entitled, and that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company’s Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

595 Market Street, 29th Floor • San Francisco, CA 94105

25.SECTION 1542 WAIVER. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
26.MISCELLANEOUS. This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, then within twenty-one (21) days, please sign and date it below, and return a fully signed copy to me. The Company’s offer contained in this Agreement will automatically lapse and expire if we do not receive the fully-signed Agreement from you within this time period.

We wish you the best in your future endeavors.

595 Market Street, 29th Floor • San Francisco, CA 94105

Sincerely,
SUNRUN INC.

By:	/s/ Chad Herring
Chad Herring
Vice President, Talent

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Mina Kim
Mina Kim	Date April 4, 2018

595 Market Street, 29th Floor • San Francisco, CA 94105